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                                                                     EXHIBIT 3.3

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

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                        PURSUANT TO SECTION 151(g) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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         GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, as amended, of the Corporation, the following resolution was duly adopted by the Board of Directors on September 24, 2003, which amends the Certificate of Incorporation (i) authorizing a series of the Corporation's authorized preferred stock, $.20 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,000 shares of Series C Convertible Preferred Stock of the Corporation, as follows:

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there hereby is created out of the 1,000,000 shares of Preferred Stock, $.20 par value per share, of the Corporation authorized by Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation consisting of 1,000 shares, which shall be designated Series C Convertible Preferred Stock, which shall have the following powers, designations, preferences and relative, participating, optional or other rights:

         1. DESIGNATIONS, AMOUNT AND PAR VALUE. The series of Preferred Stock shall be designated as Series C Convertible Preferred Stock ("Series C Preferred Stock") and the number of shares so designated shall be 1,000. Each share of Series C Preferred Stock shall have a par value of $.20 and a Stated Value of $.20 per share.

         2. DEFINITIONS. For the purposes of this Resolution the following definitions shall apply:

                  (a) "Board" shall mean the Board of Directors of the Corporation.

                  (b) "Corporation" shall mean Guardian Technologies International, Inc., a Delaware corporation.

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                  (c)      "Certificate" shall mean this Certificate of
                           Designations, Preferences and Rights of Series C Convertible Preferred Stock, as amended from time to time.

                  (d) "Common Stock" shall refer to the Corporation's common stock, $.001 par value per share.

                  (e) "Conversion Price" means with respect to any shares of Series C Preferred Stock, $1.25 per share of Series C Preferred Stock, as adjusted pursuant to
                           Section 4 hereinbelow.

                  (f) "Original Issue Date" for the Series C Preferred Stock shall mean the date on which the first share of Series C Preferred Stock was originally issued.

                  (g) "Series C Preferred Stock" shall refer to Series C Convertible Preferred Stock, $.20 par value per share.

                  (h)      "Stated Value" shall be $.20 per share.

                  (i) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         3. DIVIDENDS. The Series C Preferred Stock shall not bear any dividends.

         4. HOLDER'S CONVERSION OF SERIES C PREFERRED STOCK. Shares of Series C Preferred Stock shall be convertible into shares of the Corporation's Common Stock, on the following terms and conditions:

                  (a) AUTOMATIC CONVERSION. Each share of Series C Preferred Stock shall automatically convert into shares of Common Stock immediately upon the Corporation obtaining stockholder approval, at a meeting of stockholders called for such purpose, for an increase in the Corporation's authorized shares of Common Stock and the subsequent filing by the Corporation of an amendment to its Certificate of Incorporation covering such increase in authorized Common Stock of the Corporation (the "Conversion Date"), in accordance with the following: The number of Common Stock issuable upon conversion hereof shall be an amount equal to $1,250.00 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar transactions with respect to the Series C Preferred Stock and as set forth in hereinbelow) divided by the Conversion Price of the Series C Preferred Stock.

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                  (b) NO OTHER CIRCUMSTANCES OF CONVERSION. Except for the
                  automatic conversion provided for in Section 4(a) above, the Series C Preferred Stock shall not be convertible into and the holders of the Series C Preferred Stock shall have no right to convert such shares into shares of the Corporation's Common Stock.

                  (c) PROCEDURE UPON AUTOMATIC CONVERSION. Upon the Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and regardless of whether certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series C Preferred Stock are surrendered to the Corporation or the Corporation's transfer agent. As promptly as possible after the Conversion Date (and after the surrender of the certificate or certificates representing shares of the Series C Preferred Stock to the Corporation or the Corporation's transfer agent), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled and a check or cash with respect to any fractional interest in a share of Common Stock. The holder in whose name the certificate or certificates for Common Stock are to be issued shall be considered to have become a holder of record of such Common Stock on the applicable Conversion Date.

                  (d) EFFECT OF CONVERSION. All shares of Series C Preferred Stock which have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series C Preferred Stock so converted shall be retired and canceled and shall not be issued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

                  (e) ADJUSTMENT FOR SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, re-capitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares the number of shares issuable upon conversion of the Series C Preferred Stock will be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares issuable upon conversion of the Series C Preferred Stock will be proportionately reduced.

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                  (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR
                  SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 4), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

                  (g) REORGANIZATION, MERGERS, CONSOLIDATIONS, OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting form such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 4 with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 4 (including the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (h) OTHER ADJUSTMENTS. If the Corporation, at any time during the one year period following the Original Issue Date and while any shares of Series C Preferred Stock are outstanding, shall issue shares of Common Stock or any right, warrant, option or other security or debt that is convertible into or exchangeable for shares of Common Stock (other than in connection with issuances or sales of Common Stock of the Corporation pursuant to (i) options and warrants, and Common Stock issued upon exercise of options and warrants, granted to


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                  employees, officers, directors, consultants and other services providers, or pursuant to the Company's stock incentive or stock option plans and employee benefit or compensation plans heretofore or hereafter adopted, (ii) the conversion of convertible securities or derivative securities outstanding on the Original Issue Date and approved by the Board of Directors of the Corporation, (iii) Common Stock, warrants and options granted to vendors, banks, lenders, and equipment lessors, and other third parties the primary purpose of which is other than capital raising, (iv) in an offering registered under the Securities Act, (v) upon conversion of any shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Preferred Stock, (vi) acquisitions by the Corporation or its subsidiaries of assets or equity securities of third parties, (vii) mergers, consolidations, joint ventures, or other business combinations by the Corporation or any subsidiary with a third party, and (viii) stock dividends or stock splits or other subdivision or combination) ("Common Stock Equivalents"), entitling any person to acquire shares of Common Stock at a price per share less than the Conversion Price, then the Conversion Price shall by multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued. All calculations under this subsection
                  (h) shall be made to the nearest cent. Whenever the Conversion Price is adjusted pursuant to this Subsection (h), the Corporation shall promptly mail to each holder of shares of outstanding Series C Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (i) NOTICES OF RECORD DATE. In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the


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                  Corporation, the Corporation shall mail to each holder of
                  Series C Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (iii) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

                  (j) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board.

                  (k) NOTICES. Any notice required by the provisions of this Paragraph 4 to be given to the holder of shares of the Series C Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  (l) PAYMENT OF TAXES. The Corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock.

                  (m) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against dilution or other impairment.

                  (n) RESERVATION OF COMMON STOCK. The Corporation has insufficient shares of Common Stock authorized for issuance upon conversion of the Series C Preferred Stock as of the Original Issue Date. Following the receipt by the Corporation of the approval of its stockholders for an increase in its authorized shares of Common Stock and the filing of an


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                  amendment to the Corporation's Certificate of Incorporation with respect to such increase in the authorized Common Stock of the Corporation, the Corporation agrees that the number of shares of Common Stock sufficient to provide for the conversion of the Series C Preferred Stock upon the basis herein set forth will at all times that the shares of Series C Preferred Stock are issued and outstanding be reserved for the conversion thereof.

         5.       LIQUIDATION RIGHTS.

                  (a) In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment or declaration and setting apart for payment of any amount shall be made in respect to any outstanding preferred stock ranking junior to the Series C Preferred Stock or the Common Stock, an amount equal to $1,250.00 per share. For purposes hereof the Series C Preferred Stock shall rank pari passu with shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. If upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Corporation available to be distributed shall be distributed ratably to the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

                  (b) After the payment or distribution to the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock of the full preferential amounts aforesaid, the holders of any preferred stock rank junior to the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Stock and the Common Stock then outstanding shall be entitled to receive all of the remaining assets of the Corporation.

                  (c) Neither a consolidation, merger or reorganization of the Corporation, a sale or other transfer of all or substantially all of its assets, nor a sale of fifty percent (50%) or more of the Corporation's capital stock then issued and outstanding nor the purchase or redemption by the Corporation of stock of any class, nor the payment of a dividend or distribution from net profits or surplus of the Corporation shall be treated as or deemed to be a liquidation hereunder.

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         6. REDEMPTION. The Corporation shall have neither the right nor the obligation to redeem any of the outstanding Series C Preferred Stock, and holders of the Series C Preferred Stock shall not have the right to demand the redemption of any of the outstanding shares of Series C Preferred Stock.

         7. VOTING RIGHTS. Holders of Series C Preferred Stock shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware and as expressly provided in this Certificate.

         8. NO PREEMPTIVE RIGHTS. No holder of the Series C Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Delaware.

         9. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue.

         10. VOTE TO CHANGE THE TERMS OF THE SERIES C PREFERRED STOCK. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding Series C Preferred Stock, shall be required for any change to this Certificate or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

         11. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such Series C Preferred Stock into Common Stock.

12. RESTRICTIONS ON TRANSFER.

         (a) RESTRICTIONS ON TRANSFER. Neither the Series C Preferred Stock, nor any interest therein, shall be transferable except upon the conditions specified in this Section 12, which conditions are intended to ensure compliance with the Securities Act, and all applicable state securities laws in respect of the transfer of any such securities or any interest therein.

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         (b) RESTRICTIVE LEGEND. Each certificate representing a share of Series
C Preferred Stock shall include a legend in a form similar to the following:

         NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THEY ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF REPRESENTS THAT IT IS ACQUIRING THESE SECURITIES FOR INVESTMENT AND AGREES TO COMPLY IN ALL RESPECTS WITH SECTION 12 OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK OF THE CORPORATION, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRECTARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.

         (c) NOTICE OF PROPOSED TRANSFER. Each holder of shares of Series C Preferred Stock, by his acceptance of such shares, agrees to comply in all respects with the provisions of this Section 12. Prior to any proposed transfer of any shares of Series C Preferred Stock or Common Stock underlying the Series C Preferred Stock, except in the case of registration thereof pursuant to the Securities Act, the holder thereof shall give written notice to the Corporation of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of such transfer in reasonable detail, and shall be accompanied by a written opinion of counsel reasonably satisfactory to the Corporation, addressed to the Corporation, to the effect that the proposed transfer may be effected without registration of the Series C Preferred Stock or the Common Stock underlying the Series C Preferred Stock. Such proposed transfer may be effected only if the Corporation shall have received such notice and such opinion of counsel, whereupon the holder of such shares of Series C Preferred Stock or Common Stock underlying the Series C Preferred Stock shall be entitled to transfer such shares of Series C Preferred Stock or underlying Common Stock in accordance with the terms of such notice. Each certificate evidencing shares of Series C Preferred Stock or underlying Common Stock so transferred shall bear the legend set forth in Section 12(b) hereof, except that such legend may be removed if the opinion of counsel is to the further effect that no such legend nor the restrictions on transfer in this Section 12 are required in order to ensure compliance with the Securities Act.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designations, Preferences and Rights of Series C Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 2nd day of October, 2003.

                                     GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
Attest:

/s/ Michael W. Trudnak               By:  /s/ Robert A. Dishaw
Secretary                                    Robert A. Dishaw, President

[Corporate Seal]





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